Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3 No. 333-223113) and related Prospectus of Aerpio Pharmaceuticals, Inc. for the registration of common stock, preferred stock, debt securities, warrants, and/or units and to the incorporation by reference therein of our report dated March 15, 2018, with respect to the consolidated financial statements of Aerpio Pharmaceuticals, Inc., included in its Amendment No. 1 to the Annual Report (Form 10-K/A) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

April 6, 2018